EXHIBIT 10.29

February 5, 2008

Terry W. Osborn, Ph.D., MBA
190 Margate Court
Lake Bluff, IL 60044
847-778-0522

Re:	Mutual Separation from Employment

Dear Terry:

This letter confirms our mutual agreement about your separation from employment with Wafergen, Inc. (the “Company”), which will be effective today.

You will be paid today all outstanding salary amounts and any accrued, but unused, vacation time.  You also will be eligible to convert your vision and dental insurance coverage under COBRA, and will receive information from our plan administrator describing this conversion election.  You may exercise any vested stock options during the applicable post-termination exercise period, in accordance with the Company’s stock incentive plan (“Plan”) and the stock option agreement you received with respect to such stock options (“Option Agreement”) that governs such stock options.  If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement within the next ten (10) days, along with receipts or other supporting documentation.  The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

Although it is under no legal obligation to do so, the Company will also provide you with a severance payment in the amount of $16,666.67 plus $1240.00, paid on a 1099 as an independent consultant, in exchange for the general release of claims and other agreements contained in this letter.  You will receive this severance payment within ten (10) business days after you sign and return a copy of this letter agreement to me.  As an additional severance benefit, the Company will 1) accelerate the vesting of the 27,536 stock options granted to you pursuant to the 2003 Stock Option Plan (51,000 Wafergen Inc. Options) at a strike price of $0.14817 for a total price of $4,080.04; 2) accelerate the vesting 2007 Options were granted on June 20, 2007 with one year cliff for 25%; however WaferGen will offer 25% of 150,000 Wafergen Options (37,500 shares) at strike price of 2.20 as per the Board of Directors agreement. 2007 Options shall vest on March 6, 2008.  Except for this acceleration of vesting, your options will

Terry W. Osborn
February 5, 2008
Page Two

be governed by their original terms and conditions.  Except for the separation terms proposed in this letter, you will not be entitled to any compensation, benefits or other perquisites of employment after today.

In exchange for the foregoing severance benefits, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against any of them, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), or any other claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys’ fees and costs (the “Released Claims”).1  The parties intend for this release to be enforced to the fullest extent permitted by law.  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.  You agree not to file or initiate any lawsuit concerning the Released Claims.  You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

You acknowledge that the payment and benefits described above exceed the amount to which you otherwise are entitled under the Company’s policies and practices.  You understand and agree that this letter shall be maintained in strict confidence, and that you shall not disclose any of its terms to another person, except to your legal counsel, tax advisors or immediate family, unless required by law.  You further agree not to make or publish, either orally or in writing, any disparaging statement about the Released Parties. Wafergen’s Released Parties agrees not to make or publish, either orally or in writing, any disparaging statement about Terry W. Osborn. Please return all Company materials in your possession, including keys, as soon as possible.  Also, remember that even after your employment with the Company ends, you must comply with your continuing obligation to maintain the confidentiality of the Company’s proprietary information, including your obligations under the proprietary information agreement you signed as a condition of your employment (the “Proprietary Information Agreement”).

      1 You agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction.  Section 1542 states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Terry W. Osborn
February 5, 2008
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This letter contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Proprietary Information Agreement.  The agreement is governed by California law and may be amended only in a written document signed by you and the Company’s President.  If any term in this agreement is unenforceable, the remainder of the agreement will remain enforceable.

Please note that you have 21 days to consider this letter agreement (but may sign it at any time before hand if you so desire) and that you can consult an attorney in doing so.  In addition, you can revoke this agreement within 7 days of signing it by sending me a certified letter to that effect.  This agreement shall not become effective or enforceable and no severance payments or benefits will be provided until the 7-day revocation period has expired.

If you have any questions, please feel free to call me.  We wish you the best in your future endeavors.

Very truly yours,

Alnoor Shivji

To accept the severance package described above, please sign below and return this letter to me on or before February 27, 2008.

ACCEPTED AND AGREED:

Dated:	February 26, 2008	/s/ TERRY W. OSBORN
Terry W. Osborn